EXHIBIT 4.1


                    FIRST AMENDMENT TO RIGHTS AGREEMENT

     This Amendment (the "Amendment"), dated as of May 21, 1994, is entered into by and between Gerber Products Company, a Michigan corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of July 25, 1990 (the "Agreement");

     WHEREAS, the Company wishes to amend the Agreement; and

     WHEREAS, Section 26 of the Agreement provides, among other things, that prior to the Distribution Date (as such term is defined in the Agreement) the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing the Company's Common Shares.

     NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

          1. Section 3(a) of the Agreement is deleted and restated to read in its entirety as follows:

          (a) Until the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date),
     (ii) the close of business on the tenth business day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the Common Shares then outstanding or (iii) the close of business on the tenth Business Day after the Board of Directors determines, pursuant to the criteria set forth in Section 11(a)(ii)(B) hereof, that a Person is an Adverse Person (the earliest of (i), (ii) and (iii) being herein referred to as the "Distribution Date"),
     (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Shares registered in the names of the holders of the Common Shares (which certificates for Common Shares shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying Common Shares (including a transfer to the Company); PROVIDED, however, that a Distribution Date will not occur as a result of the execution of that certain Agreement and Plan of Merger, dated as of May 21, 1994, by and among the Company, SL Sub Corp. and Sandoz Ltd. (as the same may be amended from time to time, the "Merger Agreement"), the commencement of a tender offer for Common Shares by SL Sub Corp. or its affiliates pursuant to the terms of the Merger Agreement or the beneficial ownership of Common Shares by SL Sub Corp. or its affiliates pursuant to the terms of the Merger Agreement unless and until the Board of Directors of the Company adopts a resolution affirmatively stating that the Distribution Date shall occur on a date set forth in such resolution and the Distribution Date shall thereafter be deemed to have occurred as of such date. As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each Common Share so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per Common Share has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole number of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the day and year first above written.

Attest:                            GERBER PRODUCTS COMPANY


By: /s/ Stephen R. Clark           By: /s/ Alfred A. Piergallini
    ------------------------       -----------------------------
    Name:  Stephen R. Clark        Name: Alfred A. Piergallini
    Title: Vice President          Title: Chairman, CEO & President


Attest:                            HARRIS TRUST AND SAVINGS BANK


By: /s/ Bruce R. Hartney           By: /s/ Keith A. Bradley
    -------------------------      -----------------------------
    Name:  Bruce R. Hartney        Name:  Keith A. Bradley
    Title: Vice President          Title: Assistant Vice President